Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Digital Reports Solid Fourth Quarter and Record Full Year 2021 Results

Both the Data & Analytics and IT Staffing Segments Achieved Record Revenues for the Year

PITTSBURGH, PA – February 9, 2022 - Mastech Digital, Inc. (NYSE American: MHH), a leading provider of Digital Transformation IT Services, announced today its financial results for the fourth quarter and full year ended December 31, 2021.

Fourth Quarter 2021 Highlights:

•	Total consolidated revenues grew organically by 21% to $59.0 million, compared to revenues of $48.7 million in the 2020 fourth quarter;

•	The Company’s Data and Analytics services segment reported revenues of $10.1 million, an increase of 13% over last year’s $8.9 million;

•	The IT Staffing segment achieved a 23% top-line growth on the strength of gains in its consultants-on-billing headcount;

•	GAAP diluted earnings per share were $0.32 in the fourth quarter of 2021 versus $0.17 in the 2020 fourth quarter; and

•	Non-GAAP diluted earnings per share were $0.34 in the fourth quarter of 2021 versus $0.29 in the 2020 fourth quarter.

Full Year 2021 Highlights:

•	Total consolidated revenues were $222 million, up 14% from 2020 revenues as both business segments achieved double-digit growth;

•	Consolidated gross margins grew to a record 26.8% in 2021;

•	GAAP diluted earnings per share were $1.02 in 2021 compared to $0.83 in 2020; and

•	Non-GAAP diluted earnings per share were $1.19 in 2021 versus $1.16 in year 2020.

Fourth Quarter Results:

Revenues for the fourth quarter of 2021 totaled $59.0 million compared to $48.7 million during the corresponding quarter of 2020. Gross profits in the fourth quarter of 2021 were $15.7 million, compared to $13.1 million in the same quarter of 2020. GAAP net income for the fourth quarter of 2021 totaled $3.9 million or $0.32 per diluted share, compared to $2.0 million or $0.17 per diluted share during the same period of 2020. Non-GAAP net income for the fourth quarter of 2021 was $4.0 million or $0.34 per diluted share, compared to $3.4 million or $0.29 per diluted share in the fourth quarter of 2020.

Activity levels at the Company’s Data and Analytics Services segment were strong, with order bookings of $14.4 million, and included two significant healthcare customer assignments that were delayed from third quarter 2021. Additionally, order backlog improved during the quarter and the pipeline of opportunities continues to show promise on a global basis. Demand for the Company’s IT Staffing Services segment remained elevated during the quarter, despite seasonal holiday / vacation disruptions and normal year-end assignment ends.

Full Year Results:

Revenues for the full year of 2021 totaled $222.0 million compared to $194.1 million in 2020. Gross profits for 2021 totaled $59.4 million or 26.8% of total revenues, compared to $51.5 million or 26.6% of total revenues in 2020. GAAP net income for 2021 was $12.2 million or $1.02 per diluted share, compared to $9.9 million or $0.83 per diluted share in 2020. Non-GAAP net income for 2021 totaled $14.3 million or $1.19 per diluted share, compared to $13.9 million or $1.16 per diluted share in 2020.

“2021 was a very satisfying year for Mastech Digital amid continued challenges from the global pandemic” said Vivek Gupta, the Company’s President and Chief Executive Officer. “Despite the disruptions in economic activity from COVID-19 variants, we were able to achieve record revenues, record gross margins and solid earnings during the year. Additionally, we continued to make investments in both of our businesses to pave the way for future growth opportunities and to improve the respective positions of these businesses in the marketplace. These investments in 2021 included the expansion and sizeable upgrade of our delivery center in Chennai, India; the development of cloud services capabilities in our Data and Analytics service offerings; as well as a number of other initiatives intended to take advantage of the positive trends we are seeing in both of our business segments.”

Commenting on the Company’s financial position, Jack Cronin, Mastech Digital’s Chief Financial Officer, stated, “During 2021, we continued to pay down debt and improve our leverage ratios. In the fourth quarter of 2021, we amended our credit facility with PNC Bank, extending its term through 2026; increasing our credit capacity; and lowering our cost of borrowings, among other things. This amended facility will give us further flexibility to support our business needs, both on an organic and inorganic basis.”

About Mastech Digital, Inc.:

Mastech Digital (NYSE American: MHH) is a leading provider of Digital Transformation IT Services. The Company offers Data Management and Analytics Solutions, Digital Learning, and IT Staffing Services with a Digital First approach. A minority-owned enterprise, Mastech Digital is headquartered in Pittsburgh, PA with offices across the U.S., Canada, EMEA, India and ASEAN.

Use of Non-GAAP Measures:

This press release contains non-GAAP financial measures to supplement our financial results presented on a GAAP basis. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

We believe that providing non-GAAP net income and non-GAAP diluted earnings per share offers investors useful supplemental information about the financial performance of our business, enables comparison of financial results between periods where certain items may vary independent of business performance, and allows for greater transparency with respect to key metrics used by management in operating our business. Additionally, management uses these non-GAAP financial measures in evaluating the Company’s performance.

Specifically, the non-GAAP financial measures contained herein exclude the following expense items:

Amortization of acquired intangible assets: We amortize intangible assets acquired in connection with our June 2015 acquisition of Hudson IT, our July 2017 acquisition of the services division of InfoTrellis, Inc. and our October 2020 acquisition of AmberLeaf Partners. We exclude these amortization expenses in our non-GAAP financial measures because we believe it allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Stock-based compensation expenses: We incur material recurring expense related to non-cash, stock-based compensation. We exclude these expenses in our non-GAAP financial measures because we believe that it provides investors with meaningful supplemental information regarding operational performance. In particular, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under ASC 718, we believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates comparison of our results with other periods.

Contingent consideration liability revaluation: In connection with the AmberLeaf acquisition, the Company was required to pay future consideration contingent upon the achievement of specific financial objectives. As of the acquisition date, the Company recorded a contingent consideration liability representing the estimated fair value of the contingent consideration that was expected to be paid. In the second quarter of 2021, this contingent consideration liability was reduced by $2.0 million to $900,000, and in the fourth quarter of 2021 the liability was reduced to $0, after the Company determined that relevant conditions for the payment of such liability were unlikely to be satisfied. We believe that providing non-GAAP financial measures that exclude these adjustments to expense are useful for investors to understand the effects of these items on our total operating expenses and facilitate comparison of our results with other periods.

Acquisition-related transaction expenses: In the fourth quarter of 2021, we incurred $140,000 of transaction expenses related to an acquisition opportunity that was halted by the Company. These transaction expenses consisted primarily of due diligence expenses, including legal and accounting fees. In the fourth quarter of 2020, we incurred a $650,000 of transaction expenses in connection which the acquisition of AmberLeaf Partners. These transaction expenses consisted of investment banking fees, legal expenses, audit charges related to our acquired companies and various advisory costs. We believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of and statements regarding the Company’s ability to generate revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecasted in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for the Company’s services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, the extent to which the Company’s business is adversely affected by the impacts of the COVID-19 pandemic and governmental responses to limit the further spread of COVID-19 and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2020.

# # #

For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Digital, Inc.

888.330.5497

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$6,622	$7,677
Accounts receivable, net	43,393	32,134
Prepaid and other current assets	3,890	1,346

Total current assets	53,905	41,157
Equipment, enterprise software and leasehold improvements, net	3,038	1,971
Operating lease right-of-use assets	4,894	3,286
Non-current deposits	595	396
Deferred income taxes	—	796
Goodwill, net of impairment	32,510	32,510
Intangible assets, net	18,760	21,930

Total assets	$113,702	$102,046

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,400	$4,400
Current portion of operating lease liability	1,479	1,079
Accounts payable	4,954	2,589
Accrued payroll and related costs	14,240	12,374
Other accrued liabilities	1,771	1,529

Total current liabilities	26,844	21,971
Long-term liabilities:
Long-term debt, less current portion, net	8,334	12,875
Contingent consideration liability	—	2,882
Long-term operating lease liability, less current portion	3,706	2,325
Long-term accrued income taxes	125	165
Long-term payroll tax liability	—	2,295
Deferred income taxes	265	—

Total liabilities	39,274	42,513
Shareholders’ equity:
Common stock, par value $0.01 per share	131	130
Additional paid-in capital	28,250	25,509
Retained earnings	50,841	38,620
Accumulated other comprehensive income (loss)	(607)	(539)
Treasury stock, at cost	(4,187)	(4,187)

Total shareholders’ equity	74,428	59,533

Total liabilities and shareholders’ equity	$113,702	$102,046

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Revenues	$59,048	$48,710	$222,012	$194,101
Cost of revenues	43,343	35,636	162,568	142,562

Gross profit	15,705	13,074	59,444	51,539
Selling, general and administrative expenses:
Operating expenses	11,150	9,978	44,716	38,136
Revaluation of contingent consideration liability	(900)	—	(2,882)	—

Total selling, general and administrative expenses	10,250	9,978	41,834	38,136

Income from operations	5,455	3,096	17,610	13,403
Other income/(expense), net	(113)	(196)	(724)	(770)

Income before income taxes	5,342	2,900	16,886	12,633
Income tax expense	1,459	875	4,665	2,772

Net income	$3,883	$2,025	$12,221	$9,861

Earnings per share:
Basic	$0.34	$0.18	$1.07	$0.87
Diluted	$0.32	$0.17	$1.02	$0.83
Weighted average common shares outstanding:
Basic	11,453	11,387	11,436	11,292

Diluted	12,039	12,011	12,007	11,950

MASTECH DIGITAL, INC.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
GAAP Net Income	$3,883	$2,025	$12,221	$9,861
Adjustments:
Amortization of acquired intangible assets	792	792	3,170	2,790
Stock-based compensation	141	491	2,212	2,021
Acquisition transaction expenses	140	650	140	650
Revaluation of contingent consideration liability	(900)	—	(2,882)	—
Income tax adjustments	(21)	(511)	(588)	(1,418)

Non-GAAP Net Income	$4,035	$3,447	$14,273	$13,904

GAAP Diluted Earnings Per Share	$0.32	$0.17	$1.02	$0.83

Non-GAAP Diluted Earnings Per Share	$0.34	$0.29	$1.19	$1.16

Weighted average common shares outstanding:
GAAP Diluted Shares	12,039	12,011	12,007	11,950

Non-GAAP Diluted Shares	12,039	12,011	12,007	11,950

MASTECH DIGITAL, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Amounts in thousands)

(Unaudited)

	Three Months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Revenues:
Data and analytics services	$10,072	$8,918	$38,339	$30,226
IT staffing services	48,976	39,792	183,673	163,875

Total revenues	$59,048	$48,710	$222,012	$194,101

Gross Margin %:
Data and analytics services	48.9%	47.6%	48.4%	50.5%
IT staffing services	22.0%	22.2%	22.3%	22.1%

Total gross margin %	26.6%	26.8%	26.8%	26.6%

Segment Operating Income:
Data and analytics services	$2,296	$1,794	$5,310	$5,455
IT staffing services	3,191	2,744	12,728	11,388

Subtotal	5,487	4,538	18,038	16,843

Amortization of acquired intangible assets	(792)	(792)	(3,170)	(2,790)
Revaluation of contingent consideration liability	900	—	2,882	—
Acquisition transaction expenses	(140)	(650)	(140)	(650)
Interest expense and other, net	(113)	(196)	(724)	(770)

Income before income taxes	$5,342	$2,900	$16,886	$12,633